EXHIBIT 4.7


                     SERVICEMASTER [year date] SHARE OPTION
                                   TERM SHEET
                                 [date of grant]


TO:      [name]

The ServiceMaster Company ("ServiceMaster") is pleased to grant you an option under the ServiceMaster [year date] Equity Incentive Plan on the following terms:

         Option Type
         Number of Shares Originally Subject
         to the Option

         Exercise Price (the price at which you are entitled to purchase shares under the Option)

         Exercise Vesting Schedule

         Grant Date:  [date]
         Expiration Date:  [date]

The following documents are attached (which together with this Term Sheet comprise your "Option Package"):

                  1.    Option Agreement
                  2.    ServiceMaster [year date] Equity Incentive Plan
                  3.    Description of Certain Federal Income Tax Considerations
                  4.    Form for Exercising Your Option

You should have a copy of ServiceMaster's [year date] Annual Report to Shareholders, but if you do not, we will send one to you. While you hold your option, ServiceMaster will furnish you with copies of all communications to its shareholders as such communications are issued.

Please read the attached materials carefully. If you decide to accept your option, please sign your name in the place provided at the bottom of the reverse side of this Term Sheet. This will acknowledge your receipt of your Option Package and will signify your agreement to the terms of the Option Agreement.


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Send one signed copy of this Term Sheet to: [name],  The ServiceMaster  Company,
One ServiceMaster Way, Downers Grove, Illinois 60515 (telephone 630-271-2501).

The second copy of the Term Sheet and the other documents in your Option Package are for your records.

If you do not return the signed Term Sheet by [date], ServiceMaster reserves the right to revoke the grant of your option. If the grant is revoked, the option will cease to exist and cannot be exercised.

ServiceMaster regularly files with the Securities and Exchange Commission a 10-Q report within 45 days after the end of each of the first three months of the calendar quarters, an Annual Report on Form 10-K within 90 days after the end of each year and proxy statements as required in advance of meetings of shareholders. ServiceMaster may make other filings with the Commission from time to time. These filings contain financial statements and other information about ServiceMaster. ServiceMaster will be glad to provide you with copies of any of these materials which you request. Please direct requests to [name] at the address or phone number given above. We will also be glad to answer any other questions you may have about the ServiceMaster [year date] Equity Incentive Plan and its administration.

This Term Sheet and each of the other components of your Option Package constitute part of a prospectus covering securities that will be under the Securities Act of 1933. The ServiceMaster [year date] Equity Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Act of 1974. The ServiceMaster shares obtainable by exercise of your option may be shares repurchased by ServiceMaster in the public market or originally issued shares. In either event, ServiceMaster will receive the Exercise Price payable for the shares you purchase upon your exercise of your option.

                      THE SERVICEMASTER COMPANY


                      By: _________________________________
                          Vice President and Corporate Secretary

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I ACKNOWLEDGE THAT I HAVE RECEIVED AND READ THE MATERIALS  COMPRISING THE OPTION
PACKAGE AND THE SERVICEMASTER ANNUAL REPORT IDENTIFIED IN THIS TERM SHEET. I ACCEPT THE OPTION DESCRIBED IN THIS TERM SHEET AND IN THE ACCOMPANYING OPTION PLAN AND OPTION AGREEMENT. I CONFIRM THAT I AM ACQUIRING THE OPTION FOR INVESTMENT.


PLEASE SIGN HERE: _________________________    SS#: ______________

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